EXHIBIT 99.1


On November 18, 2003, the Company issued the following press release:

Double Eagle Petroleum Announces 187% Increase in Oil and Gas Sales Tuesday November 18, 2003


CASPER, Wyo., Nov. 18 Double Eagle Petroleum Co. (Nasdaq: DBLE ) announced today that third quarter oil and gas sales increased 187% as compared to the third quarter of 2002. Oil and gas sales increased 115% for the first nine months of 2003 as compared to the same period of 2002. Earnings rose to $343,122 for the quarter and $685,372 for the nine months, as compared to losses of ($2,157,508) and ($2,727,069) for the comparable periods in 2002. Net production volume increased 65% and 32% for the three and nine months, respectively and average price per thousand cubic feet equivalent (mcfe) increased 137% from $1.91 to $4.53 for the comparable three month periods and 50% from $2.80 to $4.21 for the comparable nine month periods.
For the three month period ended September 30, 2003, the Company had earnings of $343,122 or $0.05 per share on revenues of $1,865,814 as compared to a loss of ($2,157,508) or ($0.33) per share on revenues of $651,552 in the same time period of 2002. The three months ended September 30, 2002 included a non-cash impairment loss of $1,736,590.

For the nine month period ended September 30, 2003, the Company had earnings of $685,372 or $0.10 per share on revenues of $4,216,425 as compared to a loss of ($2,727,069) or ($0.42) per share on revenues of $1,967,811 in the same time period of 2002. The nine months ended September 30, 2002 included a non-cash impairment loss of $2,040,844.

Stephen H. Hollis, President of Double Eagle Petroleum Co., commented: "The Company's continuing successful development drilling at the Pinedale Anticline and in the new coal bed natural gas play at Cow Creek Unit in the eastern Washakie Basin has finally started to hit the bottom line. It appears that the Company has three more years of development drilling, even with an accelerated pace, in both of these two rapidly expanding plays.

"The Pinedale Anticline has begun successfully developing the deeper Mesaverde Sandstones and continued development is planned for the Mesaverde as well as the shallower Lance Sandstones.

"Cow Creek Unit currently has nine wells producing from the Mesaverde coal beds and five additional wells that have been drilled and are awaiting completion. These wells will be completed when an additional injection well is equipped and additional compression is in place, both of which are anticipated in December 2003. The field is producing 3 million cubic feet of gas per day, but is constrained by both the water and gas management capacities. Double Eagle Petroleum Co. has under lease over 50,000 gross acres and over 30,000 net acres in this play. Ten development wells are planned in 2004.

"We are very pleased with the Company's progress. We believe that the Company has the capital and projects to continue our exceptional growth rate."

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This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development include the Southwestern Wyoming Powder River Basin and the Wind River Basin in Wyoming.